UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2017
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33493 (Commission file number)	N/A (IRS employer identification no.)

65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act. ☐
If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2017, Greenlight Capital Re, Ltd. (the “Registrant”) and Greenlight Reinsurance, Ltd. (together with the Registrant, the “Employer”) and Simon Burton entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Burton will become the Chief Executive Officer of the Employer and a member of the board of directors of the Registrant (the “Board”) effective as of July 1, 2017 (the “Effective Date”), conditioned upon the Employer obtaining a work permit for Mr. Burton in the Cayman Islands.

Mr. Burton, age 46, previously served as Chief Executive Officer of S.A.C. Re, Ltd. (“SAC Re”) from its inception until its sale to Hamilton Insurance Group, Ltd., where he was responsible, among other things, for building the company’s global reinsurance portfolio, which supported the material growth in book value. Prior to SAC Re, Mr. Burton served in a variety of roles at Lancashire Group, including Deputy Chief Executive Officer and Chief Executive Officer of the company’s Bermuda subsidiary. Mr. Burton also spent 10 years at Financial Solutions International, an underwriting division of ACE Limited, where he eventually rose to the role of President. He received his Bachelor of Science degree in Mathematics from Imperial College, London University.

Pursuant to the Employment Agreement, Mr. Burton will be employed as Chief Executive Officer for a fixed three year term with an automatic three year renewal unless the Employer or Mr. Burton gives written notice of non-renewal at least 180 days in advance of the expiry of the fixed term.   Mr. Burton will be entitled to receive an annual base salary of not less than US$650,000, subject to increase as determined by the Board, and shall be eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 120% of base salary.  Mr. Burton will also be entitled to participate in the Registrant’s employee benefit plans and insurance programs and will also be reimbursed for certain tax preparation expenses.

As soon as practicable following the Effective Date, the Registrant will grant Mr. Burton a stock option to acquire 480,000 Class A ordinary shares of the Registrant with a per share exercise price equal to the fair market value per share on the date of grant (collectively, the “Options”).  The Options will be exercisable over a ten year period following the date of grant and will vest as to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017 contingent on Mr. Burton’s continued employment with the Employer. In the event of a “Change of Control” (as defined in the Employment Agreement) any unvested options shall vest immediately. Mr. Burton will also be eligible to receive a discretionary award under the Registrant’s long-term incentive plan following the end of each calendar year of employment with a target of US $975,000 of restricted Class A Ordinary Shares, subject to performance vesting conditions five years after the date of any such grant.

Pursuant to the Employment Agreement, in the event that the Employer terminates Mr. Burton’s employment without “Cause” (as defined in the Employment Agreement) or Mr. Burton terminates for “Good Reason” (as defined in the Employment Agreement), the Employer would be obligated to pay Mr. Burton a lump sum payment as soon as practicable following the date of termination equal to accrued but unpaid base salary, bonus and vacation pay (collectively, “Accrued Obligations”); and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming the applicable targets have been achieved.  In addition, Mr. Burton would be entitled to severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach certain restrictive covenants.

If Mr. Burton’s employment terminates as a result of his death or disability, Mr. Burton’s beneficiary, legal representatives or estate will be entitled to Accrued Obligations and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. Additionally all vested stock options would remain exercisable for their full term.

In the event that the Employer terminates Mr. Burton’s employment for Cause or Mr. Burton terminates his employment Without Good Reason, Mr. Burton would be entitled to Accrued Obligations.

Following Mr. Burton’s employment with the Employer, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Burton would be subject to a six-month post-termination non-competition restriction, a twelve-month post-termination non-solicitation restriction with respect to employees and a twelve month post-termination non-solicitation restriction with respect to customers and clients.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. Interested parties should read this document in its entirety.

Item 8.01 Other Events.

Announcement of Chief Executive Officer.

On June 2, 2017, the Registrant issued a press release announcing Mr. Burton’s appointment as Chief Executive Officer and as a member of the Registrant’s board of directors both of which are effective as of July 1, 2017.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1     Employment Agreement by and between Greenlight Capital Re, Ltd, and Greenlight Reinsurance, Ltd. and Simon Burton dated June 1, 2017.

99.1     Press release, "Greenlight Capital Re, Ltd. Announces Appointment of Simon Burton as Chief Executive Officer", dated June 2, 2017, issued by the registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer
Date:	June 2, 2017